Exhibit 99.1

Contacts

Julie LeberLauren Burgos

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.5172 ext. 703949.427.5172 ext. 704

julie@spotlightmarcom.com lauren@spotlightmarcom.com

Strategic Storage Trust II Acquires Land for Development of Approximately 990-Unit Self Storage Facility in Toronto, Canada

Acquisition is a joint venture with SmartCentres Real Estate Investment Trust

TORONTO – (July 3, 2018) – Strategic Storage Trust II, Inc. (SST II), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today its acquisition of approximately 2.23 acres of land in East York, a borough in Toronto, Canada. Purchased in a joint venture with SmartCentres Real Estate Investment Trust, one of Canada’s largest REITs, the vacant lot will be used for the development of an approximately 990-unit self storage facility.

This land is located adjacent to an existing SmartCentres retail power center frequently visited by shoppers, creating an excellent, high-traffic setting for a new self storage facility,” said Wayne Johnson, chief investment officer. “We are pleased to announce this joint venture project with SmartCentres, and look forward to breaking ground later this year. The development will expand the portfolio of Strategic Storage Trust II in the Greater Toronto area.”

Located at 145 Wicksteed Ave., the self storage facility will encompass approximately 100,000 rentable square feet. The project will break ground in the third quarter of 2018 and construction is slated for completion in late 2019.

About Strategic Storage Trust II, Inc. (SST II)

SST II is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio currently consists of 83 operating self storage facilities located in 14 states and Ontario, Canada, comprising approximately 51,300 self storage units and approximately 6.0 million net rentable square feet of storage space.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.5 billion of real estate assets under management, including 116 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 73,560 units and 8.5 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as three senior housing communities with approximately 350 beds and 250,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: Strategic Storage Trust IV, Inc., Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets.

SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

About SmartCentres

SmartCentres is one of Canada’s largest real estate investment trusts with total assets of approximately $9.4 billion. It owns and manages 34 million square feet of retail space in value-oriented, principally Walmart-anchored retail centers, having the strongest national and regional retailers as well as strong neighborhood merchants. The retail centers continue to experience industry-leading occupancy levels of 98.0%. In addition, SmartCentres is a joint venture partner in the Premium Outlets locations in Toronto and Montreal with Simon Property Group. SmartCentres is expanding the breadth of its portfolio to include residential (single-family, condominium and rental), retirement homes, office, and self-storage, either on its large urban properties such as the Vaughan Metropolitan Centre or as an adjunct to its well-located existing shopping centers. For more information on SmartCentres, visit www.smartcentres.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.